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                                                                   EXHIBIT 23.01




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-24473, 333-29353 and 333-106715 of West Corporation and subsidiaries on Form S-8 of our reports dated February 13, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in accounting for goodwill and other intangible assets in connection with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002), appearing in this Annual Report on Form 10-K of West Corporation and subsidiaries for the year ended December 31, 2003.


Deloitte & Touche LLP
Omaha, Nebraska
March 5, 2004